Exhibit 8.3

Unit509, Tower A, Corporation Square 35 Financial Street, Xicheng District, Beijing 100033, China

Tel: 86 10 5776 3999 Fax: 86 10 5776 3599

April 30, 2025

TO: MPJS Group Limited (the “Company”)

Unit 14, Floor 9, Nan Fung Commercial Centre

19 Lam Lok Street, Kowloon Bay,

Kwun Tong District, Kowloon, Hong Kong

Dear Sir or Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion (“Opinion”) only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this Opinion on the laws and regulations of the PRC currently in effect and publicly available as of the date hereof (the “PRC Laws”). We are acting as the PRC counsel to the Company regarding certain matters as set forth in the Company’s registration statement on Form F-1 (File No. 333-[*]), including amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the proposed initial public offering of the ordinary shares of the Company (the “Ordinary Shares”) and the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

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Section I Assumptions

For the purpose of rendering this Opinion, we have examined the copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, approvals, and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC government agencies or officers of the Company (the “Documents”). During such examination, we have assumed that:

(a)	all Documents submitted to us in copies are identical to their originals;

(b)	all signatures, seals and chops on such Documents are authentic;

(c)	all parties in relation to any of the Documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the Documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in this Opinion;

(d)	the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the representatives of the Company with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified this Opinion with regard to such facts as “to our best of our knowledge after due inquiries” without further independent investigation;

(e)	all facts and Documents which may affect this Opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure;

(f)	any Document submitted to us is still effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;

(g)	all governmental authorizations and other official statements and documentation (if any) obtained by the Company from any PRC governmental agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to the PRC governmental agencies for such purposes; and

(h)	all Documents constitute legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by the PRC Laws or to which the PRC Laws are related).

Section II Definitions

Unless the context of this Opinion otherwise indicates, the following capitalized terms shall have the meanings ascribed to them below:

“CAC”	refers to the Cyberspace Administration of China

“Company”	refers to MPJS Group Limited

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“CSRC”	refers to the China Securities Regulatory Commission

“Trial Measures”	refers to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023

Section III Opinions

Based on our understanding of relevant PRC laws and subject to the Assumptions and the Qualifications (as defined below), we are of the opinions that:

(1) The Company is not required to obtain permissions or approvals from mainland China authorities to operate its business in Hong Kong or to offer securities to investors, including permissions or approvals from the CSRC pursuant to the Trial Measures.

According to the Trial Measures, an issuer shall be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: (a) 50% or more of the issuers operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies. and (b) the main parts of the issuer’s business activities are conducted in mainland China or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China.

Considering that: (a) all of the Company’s operations are conducted by its subsidiaries in Hong Kong, rather than mainland China; (b) the Company has no subsidiaries, branches or representative offices in mainland China, nor does it have any contractual arrangement to establish a variable interest entity structure with any entity in mainland China; (c) none of the senior managers in charge of its business operation and management is Chinese citizen or domiciled in mainland China; and (d) as of the date of this Opnion, the Company has not received any inquiry or notice or any objection to its proposed initial public offering of the Ordinary Shares from any mainland China authorities, we are of the opinion that the Company is not required to obtain permissions or approvals from PRC authorities to operate its business pursuant to PRC laws or to offer securities to investors, including permissions or approvals from the CSRC pursuant to the Trial Measures.

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(2) The cybersecurity laws and regulations of mainland China, including those laws and regulations recently implemented by the CAC, do not apply to the business of the Company and its subsidiaries.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in mainland China must be stored in mainland China. and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it shall be subject to cybersecurity review by the CAC. On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “New Cybersecurity Review Measures”) to replace the previous Cybersecurity Review Measures. Pursuant to the New Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas.

Considering that: (a) neither the Company nor its subsidiaries are operators of critical information infrastructure in mainland China; (b) neither the Company nor its subsidiaries operate an online platform that collects and process personal information in mainland China; and (c) neither the Company nor its subsidiaries have received any notification from applicable PRC governmental authorities indicating that the Company shall file for a cybersecurity review, we are of the opinion that the cybersecurity laws and regulations of mainland China, including those laws and regulations recently implemented by the CAC (the New Cybersecurity Review Measures etc.) currently do not apply to the business of the Company and its subsidiaries.

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(3) The Company and its subsidiaries are currently not subject to Mainland Chinese taxation laws and regulations (including the PRC Enterprise Tax Law and Double Tax Avoidance Arrangement) for income derived from Hong Kong.

According to the PRC Enterprise Tax Law, taxpayers include resident enterprises and non-resident enterprises. A “non-resident enterprise” refers to an enterprise which is established in accordance with the laws of a foreign country/region and whose actual management organ is not in mainland China but has established an institution or site in mainland China, or an enterprise which has not established an institution or site in mainland China but has income derived from mainland China. If a non-resident enterprise does not establish an institution or site in mainland China, or if it establishes an institution or site in mainland China but the income it derives is not physically connected with the institution or site it establishes, it shall pay enterprise income tax on the income derived from its sources in mainland China.

Considering that: (a) neither the Company nor its subsidiaries are established in mainland China, or have any subsidiaries, branches or representative offices in mainland China; (b) the management organ of the Company and its subsidiaries are not in mainland China; and (c) neither the Company nor its subsidiaries have generated revenue in mainland China since all of its operations are conducted by its subsidiaries in Hong Kong, we are of the opinion that the Company and its subsidiaries are currently subject to Mainland Chinese taxation laws and regulations (including the PRC Enterprise Tax Law and Double Tax Avoidance Arrangement) for income derived from Hong Kong.

Section IV Qualifications

This Opinion is subject to the following qualifications:

(a)	This Opinion is issued only based on the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof, or enforcement therefor, will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

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(c)	This Opinion is intended to be used in the context specifically referred to herein, and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this Opinion.

(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution, or performance of any legal documents that would be deemed as materially mistaken, unconscionable, or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative, or judicial bodies in exercising their authorities in connection with the interpretation, implementation and application of the relevant PRC Laws.

(e)	Under the PRC legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the PRC Group Companies, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

This Opinion is rendered solely to the addressee and is given for the benefit of the addressee hereof. Without our express prior written consent, this Opinion may not be relied upon by any person or entity other than the addressee. Save as provided herein, this Opinion shall not be quoted, nor shall a copy of which be given to any person without our express prior written consent. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

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